Exhibit 99.1

QWEST NAMES JOSEPH J. EUTENEUER CHIEF FINANCIAL OFFICER

•                  Former XM Satellite Radio, Comcast finance executive to assume role immediately

DENVER, Sept. 15, 2008 — Qwest Communications International Inc. (NYSE: Q) and its Board of Directors today announced that Joseph J. Euteneuer has been named executive vice president and chief financial officer. Euteneuer, 53, will report to Qwest Chairman and Chief Executive Officer Edward A. Mueller and will replace John W. Richardson, who is leaving the company.

“Joe’s deep understanding of the telecommunications, cable and media industries and his experience at XM – a company that transformed the radio industry – will serve Qwest well as we execute on our strategies for growth,” Mueller said. “He has a proven track record of building relationships with financial institutions, turning around and building businesses and demonstrating the utmost integrity. We are very excited to have Joe on the Qwest team.”

Euteneuer joins Qwest after having served as executive vice president and chief financial officer since 2002 for XM Satellite Radio Holdings Inc.  Prior to joining XM, Euteneuer spent 15 years in various financial and operating executive positions at Comcast Corporation and held the role of executive vice president and chief financial officer for Comcast BroadNet Europe from 2000 to 2002.

Euteneuer’s tenure at XM included growing the company’s revenues from $20 million in 2002 to $1.14 billion in 2007.  His capital markets experience includes raising approximately $5 billion in debt and equity and preparing XM for its merger with Sirius Satellite Radio. At Comcast BroadNet Europe, Euteneuer led the company’s joint venture and acquisition activities, directed the successful bids for broadband access licenses and established subsidiaries in 16 countries.

As CFO, Euteneuer is responsible for all of Qwest’s financial functions including accounting, treasury, investor relations, tax, audit, procurement and real estate, financial reporting and financial planning and analysis.

A native of Chicago, Euteneuer (pronounced yü’-ten-aù-er) holds a bachelor’s degree in accounting from Arizona State University and he is a Certified Public Accountant.

Euteneuer and his wife currently reside in Washington, D.C., but plan to relocate to the Denver area.

About Qwest

Customers coast to coast turn to Qwest’s industry-leading national fiber-optic network and world-class Spirit of Service to meet their communications and entertainment needs. For residential customers, Qwest’s powerful combination of award-winning high-speed Internet, home and wireless voice solutions and digital TV includes a new generation of fiber-optic Internet services. Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by a leading technology industry analyst firm.

Attachment for biography

Joseph J. Euteneuer, 53, most recently served and executive vice president and chief financial officer of XM Satellite Radio Holdings Inc., a position he held since joining the company in 2002.  Prior to joining XM, Euteneuer served as executive vice president and chief financial officer for Comcast BroadNet Europe – Comcast’s international wireless broadband access division – from 2000 to 2002; as vice president and corporate controller for Comcast Corporation from 1993 to 2000; and director of corporate development for Comcast Corporation from 1988 to 1993.  He began his career in public accounting in 1978 with Deloitte and has also worked at PricewaterhouseCoopers. A native of Chicago, he holds a bachelor’s degree in accounting from Arizona State University, and he is a certified public accountant.

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Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon,

among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Diane Reberger	Kurt Fawkes
	303-992-1662	800-567-7296
	diane.reberger@qwest.com	IR@qwest.com